Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2017 Second Quarter Results

Sales for the second quarter of 2017 increased 21% to $1,364.9 million; adjusted sales increased 20% to $1,358.8 million.

Second quarter 2017 reported net income was $0.97 per diluted share; adjusted net income for the same period was $1.16 per diluted share, slightly ahead of expectations

Polaris North American ORV unit retail sales were down low-single digits percent, a sequential improvement from the first quarter, with increasing side-by-side retail sales somewhat offsetting lower ATV retail sales. Indian Motorcycle® continued to deliver strong retail sales increasing 17% for the quarter.

Total dealer inventory was down 6% year-over-year; ORV dealer inventory was down 6%

Polaris raising full year sales guidance and narrowing its earnings per share outlook. Adjusted net income expected to be in the range of $4.35 to $4.50 per diluted share with adjusted sales for the full year 2017 expected in the range of up 12% to 14%.

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--July 20, 2017--Polaris Industries Inc. (NYSE: PII) today reported second quarter 2017 sales of $1,364.9 million, up 21 percent, from $1,130.8 million for the second quarter of 2016. Adjusted sales, which excludes the impact from Victory Motorcycles® net sales for the second quarter of 2017, were $1,358.8 million compared to $1,130.8 million in the prior year period. The Company reported second quarter 2017 net income of $62.0 million, or $0.97 per diluted share, compared with net income of $71.2 million, or $1.09 per diluted share, for the 2016 second quarter. The reported net income included costs related to the wind down of Victory Motorcycles, certain Transamerican Auto Parts ("TAP") integration and inventory step up costs, and manufacturing network realignment costs. Adjusted net income for the quarter ended June 30, 2017, excluding these costs, was $73.9 million, or $1.16 per diluted share.

“Performance improved in many parts of our business during the quarter, particularly within our international and PG&A businesses. The powersports industry remained very competitive and headwinds persist, but we were encouraged by the return to growth in our Side-by-Side business and continued strength and aggressive share gains for Indian Motorcycles. In a weak motorcycle industry, Indian continues to demonstrate how a complementary combination of exciting new bikes, strong dealer execution and overall brand momentum can prevail. Dealer engagement is a corporate priority and from profitability to delivery and communications, the consistent progress we are making is augmenting our retail results. We still have a lot of work to do, but we are seeing results from the strong and sustainable improvements we are making to the fundamentals of our business, as we establish the foundation of a renewed growth platform,” commented Scott Wine, Chairman and Chief Executive Officer of Polaris Industries.

Wine continued, “I am proud of the hard work and progress our Polaris team made in the first half of 2017, and our commitment to regaining our winning momentum in powersports is deep and strong. From significant new innovations in performance, reliability, and rider safety, to upgrading our plants and supply chain, we have made substantial investments both in enhancing our safety and quality practices, and in research and development to accelerate the cadence of our new product introductions. The fruits of this labor will be on display next week, when we unveil our exciting new model year ORVs and Motorcycles. These vehicles will demonstrate our capability to deliver the innovation and quality expected from the leader in Powersports, as well as improved results and enhanced shareholder value.”

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, were $845.5 million for the second quarter of 2017, compared with $799.3 million for the second quarter of the prior year, representing a six percent increase, year-over-year, driven primarily by improved ORV shipments of side-by-sides. PG&A sales for ORV and Snowmobiles combined, increased five percent in the 2017 second quarter compared to the second quarter last year. Gross profit increased 16 percent to $266.2 million, or 31.5 percent of sales, in the second quarter of 2017, compared to $228.5 million, or 28.6 percent of sales, in the second quarter of 2016. Gross profit percentage increased primarily due to product mix.

ORV wholegood sales for the second quarter of 2017 increased six percent as the Company began shipping RZR vehicles at a more normalized rate. Polaris North American ORV unit retail sales for the second quarter of 2017 were down low-single digits percent from the 2016 second quarter, which included consumer purchases for side-by-side vehicles up low-single digits percent and ATV retail sales down high-single digits percent. The North American ORV industry was up mid-single digits percent compared to the second quarter last year. ORV dealer inventory was down six percent in the 2017 second quarter compared to the same period last year.

Snowmobile wholegood sales in the second quarter of 2017 decreased 22 percent to $6.7 million. Snowmobile sales in the Company’s second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Motorcycle segment sales, including its PG&A related sales in the second quarter of 2017, was $198.0 million, a decrease of 13 percent compared to $228.4 million reported in the second quarter of 2016, which included $6.2 million of Victory motorcycle wholegood, accessory and apparel sales versus $54.0 million of Victory sales reported in the second quarter of 2016. Indian motorcycle wholegood sales increased significantly in the second quarter driven by new product introductions and increased awareness of the brand. This increase was more than offset by significantly lower Slingshot® sales. Gross profit for the second quarter of 2017 was $21.1 million compared to $38.9 million in the second quarter of 2016. Adjusted for the Victory wind down costs of $8.9 million, motorcycle gross profit was $30.0 million, down from the second quarter last year due primarily to lower Slingshot volume.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, was down low-single digits percent during the 2017 second quarter, while the overall motorcycle industry retail sales, 900cc and above, was down mid-single digits percent in the 2017 second quarter. Indian Motorcycles retail sales increased 17 percent and continued to gain market share, driven by new model introductions and continued strong demand for the Company's new highly customizable, split-screen Ride CommandTM touchscreen infotainment system available on certain models. Slingshot retail sales were down significantly due in part to tough comparables versus the prior year period driven by increased shipments in the second quarter of 2016 ahead of our production move from Iowa to Huntsville and the cadence of several limited edition models introduced in the second quarter last year.

Global Adjacent Markets segment sales along with its PG&A related sales, increased seven percent to $97.0 million in the 2017 second quarter compared to $91.0 million in the 2016 second quarter. Reported gross profit decreased 11 percent to $21.2 million, or 21.9 percent of sales, in the second quarter of 2017, compared to $24.0 million, or 26.3 percent of sales, in the second quarter of 2016. Adjusted gross profit, excluding the manufacturing realignment costs, increased seven percent to $25.5 million, or 26.3% for the second quarter 2017. Work and Transportation group wholegood sales were up 13 percent during the second quarter of 2017 primarily due to and an increase in direct sales to commercial customers and our higher sales in the Company's Aixam quadricycles and Goupil light-utility businesses.

Aftermarket segment sales which includes Transamerican Auto Parts ("TAP"), along with the Company's other aftermarket brands of Klim®, Kolpin®, Pro Armor®, Trail Tech® and 509®, increased significantly to $224.4 million in the 2017 second quarter compared to $12.1 million in the 2016 second quarter. TAP added $209.1 million of sales in the second quarter of 2017. Gross profit increased significantly to $59.9 million, or 26.7 percent of sales in second quarter of 2017, compared to $3.0 million, or 24.7 percent of sales, in the second quarter of 2016. Sales and gross profit dollars were up primarily due to the addition of TAP acquired in the fourth quarter of 2016. TAP grew six percent in the second quarter 2017 compared to last year on a proforma basis, had Polaris owned TAP for the full year 2016.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased four percent for the 2017 second quarter. The increase was primarily driven by higher ORV and Global Adjacent Markets sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $191.2 million for the second quarter of 2017, up twelve percent, from the same period in 2016. All regions increased sales double digits percent in the second quarter with all segments showing sales growth during the quarter.

Gross profit increased 23 percent to $350.4 million for the second quarter of 2017 from $284.5 million in the second quarter of 2016. As a percentage of sales, reported gross profit margin was 25.7 percent compared with 25.2 percent of sales for the second quarter of 2016. Gross profit for the second quarter of 2017 includes the negative impact of $8.9 million of Victory Motorcycles wind down costs, $0.1 million in purchase accounting adjustments related to the TAP acquisition and manufacturing network realignment costs of $4.3 million. Excluding these items, adjusted gross profit was $363.6 million, or 26.8 percent of sales. Gross margins on an adjusted basis improved due to significant gross VIP cost savings and positive product mix, somewhat offset by higher promotional costs.

Operating expenses increased 44 percent for the second quarter of 2017 to $270.3 million from $188.0 million in the same period in 2016, which included $2.0 million in Victory wind down costs and $3.7 million of TAP integration expenses. Excluding these costs, operating expenses increased primarily due to the addition of operating expenses from TAP, as well as increased research and development expenses for ongoing product refinement and innovation and legal related costs.

Income from financial services was $19.1 million for the second quarter of 2017, down six percent compared with $20.5 million for the second quarter of 2016. The decrease is attributable to lower income generated from both the wholesale and retail portfolio, offset somewhat by increased income from the sale of extended service contracts.

Non-operating other expense (income), net, was $2.2 million of income for the second quarter of 2017, versus $1.8 million of expense in the second quarter of 2016. The change primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the second quarter of 2017 was $29.9 million, compared with $38.6 million for the second quarter of 2016. The reduction in the provision for income taxes is partly due to the benefit recognized related to the adoption of the new employee share-based accounting standard adopted in the first quarter of 2017.

Financial Position and Cash Flow
Net cash provided by operating activities was $264.0 million for the six months ended June 30, 2017, compared to $348.3 million for the same period in 2016. The decrease in net cash provided by operating activities for the 2017 period was due to the lower net income and the timing of warranty and other accrued expense payments and higher factory inventory. Total debt at June 30, 2017, including capital lease obligations and notes payable, was $1,067.8 million. The Company’s debt-to-total capital ratio was 56 percent at June 30, 2017, compared to 34 percent a year ago due primarily to the financing of the TAP acquisition. Cash and cash equivalents were $127.4 million at June 30, 2017, down from $146.6 million for the same period in 2016.

Share Buyback Activity
During the second quarter of 2017, the Company repurchased and retired 502,000 shares of its common stock for $43.8 million. Year-to-date through June 30, 2017, the Company has repurchased and retired 758,000 shares of its common stock for $65.6 million. As of June 30, 2017, the Company has authorization from its Board of Directors to repurchase up to an additional 6.7 million shares of Polaris common stock.

2017 Business Outlook
The Company has increased its sales guidance and narrowed its earnings per share expected range for the full year 2017 from previously issued guidance. The Company now expects adjusted net income to be in the range of $4.35 to $4.50 per diluted share, compared with adjusted net income of $3.48 per diluted share for 2016. Full year 2017 adjusted sales are anticipated to increase in the range of 12 percent to 14 percent over 2016 sales of $4,516.6 million.

Wind Down of Victory Motorcycles
Polaris announced on January 9, 2017 its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs, anticipated to be in the range of $80.0 million to $90.0 million, associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. Beginning in the first quarter of 2017, these costs are recorded in the 2017 income statement within respective sales, gross profit and operating expenses. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Manufacturing Network Realignment
Polaris announced on April 24, 2017 that it was making changes to its network to consolidate production of like products and better leverage plant capacity. Changes include discontinuing manufacturing at its plant in Milford, Iowa, and transferring Milford production to existing Polaris facilities in Huntsville, Ala.; Roseau, Minn.; and Anaheim, Calif. Additionally, the Company plans to transfer fabrication operations for its Pro Armor aftermarket products from its facility in Riverside, Calif., to its recently acquired Transamerican Auto Parts facility in Chula Vista, Calif. Beginning in the second quarter of 2017, costs associated with the manufacturing realignment, anticipated to be in the range of $10.0 million to $15.0 million, are recorded in the income statement within the respective gross profit and operating expenses. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profits, operating expenses, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Second Quarter 2017 Earnings Conference Call and Webcast Presentation
Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2017 second quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is 45016084.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

Polaris Industries Inc. to Host and Webcast Analyst & Investor Meeting

Polaris Industries Inc. also announced today that the executive management team of Polaris will host an Analyst/Investor Meeting in Las Vegas, Nevada in conjunction with its annual dealer meeting. The meeting will be held on Tuesday, July 26, 2017 from 7:30 AM to 11:00 AM PDT. Management will be discussing its plans to improve execution and drive profitable growth, including a first look at several exciting new model year 2018 Polaris products.

Presenters at the Analyst/Investor meeting will include Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President - Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President - Finance and CFO along with other members of the Polaris executive team. The meeting agenda will be posted on the Polaris Investor Relations website at ir.polaris.com on the Events & Presentations page.

A live webcast of the meeting including audio and a slide presentation will be available by accessing the Polaris Investor Relations website at ir.polaris.com. A replay of the webcast will be available for one week following the event and will be accessible on the same website link.

For more information about the Analyst/Investor Meeting, please contact Peggy James at 763-542-0502 or peggy.james@polaris.com.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader that has been fueling the passion of riders, workers and outdoor enthusiasts for more than 60 years. With annual 2016 sales of $4.5 billion, Polaris’ innovative, high-quality product line-up includes the RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; the Sportsman® and Polaris ACE® all-terrain off-road vehicles; Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets globally includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. Visit www.polaris.com for more information.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2017 future sales, shipments, net income, and net income per share, and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales	$1,364,920	$1,130,777	$2,518,702	$2,113,773
Cost of sales	1,014,534	846,274	1,925,825	1,581,692
Gross profit	350,386	284,503	592,877	532,081
Operating expenses:
Selling and marketing	118,531	77,820	232,844	155,061
Research and development	60,753	45,579	112,758	88,688
General and administrative	91,063	64,566	166,577	134,146
Total operating expenses	270,347	187,965	512,179	377,895
Income from financial services	19,143	20,464	39,573	39,960
Operating income	99,182	117,002	120,271	194,146
Non-operating expense:
Interest expense	8,032	3,802	15,946	6,667
Equity in loss of other affiliates	1,336	1,583	3,236	3,641
Other expense (income), net	(2,152)	1,805	9,456	1,886
Income before income taxes	91,966	109,812	91,633	181,952
Provision for income taxes	29,925	38,646	32,503	63,897
Net income	$62,041	$71,166	$59,130	$118,055

Net income per share:
Basic	$0.99	$1.10	$0.94	$1.82
Diluted	$0.97	$1.09	$0.92	$1.80
Weighted average shares outstanding:
Basic	62,895	64,406	63,012	64,726
Diluted	63,807	65,297	63,970	65,639

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)
(Unaudited)

	June 30, 2017	June 30, 2016

Assets
Current Assets:
Cash and cash equivalents	$127,378	$146,633
Trade receivables, net	169,314	142,434
Inventories, net	815,990	692,272
Prepaid expenses and other	85,221	64,201
Income taxes receivable	18,976	20,013
Total current assets	1,216,879	1,065,553
Property and equipment, net	736,866	696,241
Investment in finance affiliate	86,552	93,870
Deferred tax assets	192,167	170,955
Goodwill and other intangible assets, net	786,935	273,896
Other long-term assets	95,573	95,129
Total assets	$3,114,972	$2,395,644
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$2,831	$4,821
Accounts payable	352,538	348,376
Accrued expenses:
Compensation	116,341	80,348
Warranties	108,403	76,873
Sales promotions and incentives	176,978	138,679
Dealer holdback	116,804	119,833
Other	164,486	103,211
Income taxes payable	9,725	9,728
Total current liabilities	1,048,106	881,869
Long term income taxes payable	27,764	23,864
Capital lease obligations	18,245	19,178
Long-term debt	1,046,721	444,126
Deferred tax liabilities	9,009	12,887
Other long-term liabilities	100,625	78,511
Total liabilities	$2,250,470	$1,460,435
Deferred compensation	10,725	11,027
Shareholders’ equity:
Total shareholders’ equity	853,777	924,182
Total liabilities and shareholders’ equity	$3,114,972	$2,395,644

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands, Except Per Share Data)
(Unaudited)

	Six months ended June 30,
	2017	2016
Operating Activities:
Net income	$59,130	$118,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,124	78,109
Noncash compensation	31,416	38,382
Noncash income from financial services	(13,328)	(14,828)
Deferred income taxes	(4,083)	(4,876)
Impairment charges	18,760	—
Other, net	3,236	3,641
Changes in operating assets and liabilities:
Trade receivables	12,370	14,744
Inventories	(59,421)	27,605
Accounts payable	75,576	45,598
Accrued expenses	6,406	4,910
Income taxes payable/receivable	40,727	28,527
Prepaid expenses and others, net	2,136	8,416
Net cash provided by operating activities	264,049	348,283
Investing Activities:
Purchase of property and equipment	(81,803)	(117,628)
Investment in finance affiliate, net	20,785	20,030
Investment in other affiliates	(1,814)	(6,861)
Acquisition and disposal of businesses, net of cash acquired	1,645	(54,830)
Net cash used for investing activities	(61,187)	(159,289)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	932,317	1,202,652
Repayments under debt arrangements / capital lease obligations	(1,010,870)	(1,198,337)
Repurchase and retirement of common shares	(65,622)	(143,876)
Cash dividends to shareholders	(72,612)	(70,583)
Proceeds from stock issuances under employee plans	7,027	11,758
Net cash used for financing activities	(209,760)	(198,386)
Impact of currency exchange rates on cash balances	6,951	676
Net increase (decrease) in cash and cash equivalents	53	(8,716)
Cash and cash equivalents at beginning of period	127,325	155,349
Cash and cash equivalents at end of period	$127,378	$146,633

POLARIS INDUSTRIES INC.
RECONCILIATION OF GAAP "REPORTED" TO NON-GAAP "ADJUSTED" RESULTS
THREE MONTHS ENDED JUNE 30, 2017
(In Thousands, Except Per Share Data)
(Unaudited)

	Reported GAAP Measures			2017 Adjustments(4)				Adjusted Measures
	Three months ended June 30,			Three months ended June 30, 2017				Three months ended June 30,
				Victory
	2017	2016	% Change	Wind Down(1)	TAP(2)	Realignment(3)	Total	2017	2016	% Change
Sales
ORV/Snowmobiles	$845,508	$799,332	6%	—	—	—	—	$845,508	$799,332	6%
Motorcycles	197,997	228,392	(13)%	$(6,157)	—	—	$(6,157)	191,840	228,392	(16)%
Global Adj. Markets	97,022	90,959	7%	—	—	—	—	97,022	90,959	7%
Aftermarket	224,393	12,094	1,755%	—	—	—	—	224,393	12,094	1,755%
Total sales	1,364,920	1,130,777	21%	(6,157)	—	—	(6,157)	1,358,763	1,130,777	20%
Gross profit
ORV/Snowmobiles	266,150	228,494	16%	—	—	—	—	266,150	228,494	16%
% of sales	31.5%	28.6%	+289 bps					31.5%	28.6%	+289 bps
Motorcycles	21,116	38,915	(46)%	8,852	—	—	8,852	29,968	38,915	(23)%
% of sales	10.7%	17.0%	-637 bps					15.6%	17.0%	-142 bps
Global Adj. Markets	21,216	23,952	(11)%	—	—	4,303	4,303	25,519	23,952	7%
% of sales	21.9%	26.3%	-447 bps					26.3%	26.3%	-3 bps
Aftermarket	59,918	2,982	1,909%	—	53	—	53	59,971	2,982	1,911%
% of sales	26.7%	24.7%	+205 bps					26.7%	24.7%	+207 bps
Corporate	(18,014)	(9,840)		—	—	—	—	(18,014)	(9,840)
Total gross profit	350,386	284,503	23%	8,852	53	4,303	13,208	363,595	284,503	28%
Gross profit %	25.7%	25.2%	+51 bps					26.8%	25.2%	+160 bps
Operating expenses	270,347	187,965	44%	(1,999)	(3,714)	—	(5,713)	264,634	187,965	41%
Other expense, net	(2,152)	1,805	NM	—	—	—	—	(2,152)	1,805	NM

Net income	$62,041	$71,166	(13)%	$6,820	$2,368	$2,705	$11,893	$73,934	$71,166	4%
Diluted EPS	$0.97	$1.09	(11)%	$0.11	$0.04	$0.04	$0.19	$1.16	$1.09	6%

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP acquisition inventory step-up and TAP integration expenses
(3) Represents adjustments for manufacturing network realignment costs
(4) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.
RECONCILIATION OF GAAP "REPORTED" TO NON-GAAP "ADJUSTED" RESULTS
SIX MONTHS ENDED JUNE 30, 2017
(In Thousands, Except Per Share Data)
(Unaudited)

	Reported GAAP Measures			2017 Adjustments(3)				Adjusted Measures
	Six months ended June 30,			Six months ended June 30, 2017				Six months ended June 30,
				Victory
	2017	2016	% Change	Wind Down(1)	TAP(2)	Realignment(3)	Total	2017	2016	% Change
Sales
ORV/Snowmobiles	$1,569,611	$1,507,435	4%	—	—	—	—	$1,569,611	$1,507,435	4%
Motorcycles	318,286	413,659	(23)%	$(1,053)	—	—	$(1,053)	317,233	413,659	(23)%
Global Adj. Markets	188,577	165,068	14%	—	—	—	—	188,577	165,068	14%
Aftermarket	442,228	27,611	1,502%	—	—	—	—	442,228	27,611	1,502%
Total sales	2,518,702	2,113,773	19%	(1,053)	—	—	(1,053)	2,517,649	2,113,773	19%
Gross profit
ORV/Snowmobiles	479,109	434,481	10%	—	—	—	—	479,109	434,481	10%
% of sales	30.5%	28.8%	+170 bps					30.5%	28.8%	+170 bps
Motorcycles	1,235	66,174	(98)%	47,415	—	—	47,415	48,650	66,174	(26)%
% of sales	0.4%	16.0%	-1,561 bps					15.3%	16.0%	-66 bps
Global Adj. Markets	49,314	44,335	11%	—	—	4,303	4,303	53,617	44,335	21%
% of sales	26.2%	26.9%	-71 bps					28.4%	26.9%	+157 bps
Aftermarket	101,482	7,681	1,221%	—	12,950	—	12,950	114,432	7,681	1,390%
% of sales	22.9%	27.8%	-487 bps					25.9%	27.8%	-194 bps
Corporate	(38,263)	(20,590)		—	—	—	—	(38,263)	(20,590)
Total gross profit	592,877	532,081	11%	47,415	12,950	4,303	64,668	657,545	532,081	24%
Gross profit %	23.5%	25.2%	-163 bps					26.1%	25.2%	+95 bps
Operating expenses	512,179	377,895	36%	(8,016)	(7,017)	—	(15,033)	497,146	377,895	32%
Other expense, net	9,456	1,886	401%	(13,000)	—	—	(13,000)	(3,544)	1,886	NM

Net income	$59,130	$118,055	(50)%	$47,841	$12,551	$2,705	$63,097	$122,227	$118,055	4%
Diluted EPS	$0.92	$1.80	(49)%	$0.75	$0.20	$0.04	$0.99	$1.91	$1.80	6%

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for TAP acquisition inventory step-up and TAP integration expenses
(3) Represents adjustments for manufacturing network realignment costs
(4) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items
2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

POLARIS INDUSTRIES INC.

NON-GAAP ADJUSTMENTS TO FULL YEAR 2017 GUIDANCE

2017 Adjusted Guidance: 2017 guidance excludes the pre-tax effect of TAP inventory step-up purchase accounting of approx. $15 million, acquisition integration costs of approx. $15 million, manufacturing network realignment costs of approx. $10 million to $15 million and the impacts associated with the Victory wind down which is estimated to be in the range of $80 million to $90 million. 2017 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down that are difficult to predict in advance in order to include in a GAAP estimate.

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